Exhibit 99.1

GREIF, INC. REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS

DELAWARE, Ohio (December 8, 2004) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in paper, corrugated packaging and timber, today announced results for its fourth quarter and fiscal year ended October 31, 2004.

Net income before restructuring charges and timberland gains was $38.0 million for the fourth quarter of 2004 compared with $22.2 million for the fourth quarter of last year. Diluted earnings per share before restructuring charges and timberland gains were $1.30 versus $0.79 per Class A share and $2.00 versus $1.19 per Class B share for the fourth quarter of 2004 and 2003, respectively.

For fiscal 2004, net income before restructuring charges, timberland gains and cumulative effect of change in accounting principle was $83.0 million compared to $42.8 million last year. Diluted earnings per share before restructuring charges, timberland gains and cumulative effect of change in accounting principle were $2.88 versus $1.53 per Class A share and $4.39 versus $2.28 per Class B share for fiscal 2004 and 2003, respectively.

The Company reported GAAP net income of $27.8 million, or $0.95 per diluted Class A share and $1.46 per diluted Class B share, for the fourth quarter of 2004 versus net income of $5.4 million, or $0.19 per diluted Class A share and $0.29 per diluted Class B share, for the same quarter last year. For fiscal 2004, the Company reported GAAP net income of $47.8 million, or $1.66 per diluted Class A share and $2.53 per diluted Class B share, versus $9.5 million, or $0.34 per diluted Class A share and $0.50 per diluted Class B share, for fiscal 2003.

Michael J. Gasser, Chairman and Chief Executive Officer, commented, “We had record net sales and gross profit for both the fourth quarter and fiscal year 2004 periods. Improved business conditions, additional benefits from our ongoing transformation initiatives and positive foreign currency translation impacted these amounts. Selling, general and administrative expenses, which were targeted to be 10 percent of net sales by fiscal 2006, totaled 9.9 percent of net sales for fiscal 2004. Our solid operating results, coupled with improvements in working capital as a result of transformation and other initiatives, provided strong cash flows and allowed for meaningful debt reduction during the year. During fiscal 2005, our focus will continue to be on capturing identified opportunities and sustaining advantages already achieved during the transformation of our company.”

A reconciliation of the differences between all non-GAAP financial measures disclosed in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net sales rose 19 percent to $613.4 million for the fourth quarter of 2004 from $514.2 million for the same quarter of 2003. Net sales increased approximately 15 percent excluding the impact of foreign currency translation. Higher selling prices and generally higher volumes in the Industrial Packaging & Services and Paper, Packaging & Services segments contributed to this increase. For fiscal 2004, net sales rose 15 percent (10 percent excluding the impact of foreign currency translation) to $2.2 billion from $1.9 billion last year.

Gross profit was $114.2 million, or 18.6 percent of net sales, for the fourth quarter of 2004 versus $98.5 million, or 19.2 percent of net sales, for the fourth quarter of 2003. The principal factors impacting the reduction in gross profit margin compared to a year ago were higher raw material costs, particularly steel and old corrugated containers (OCC), lower planned timber sales, which have a higher gross profit margin than the Company’s other products, and higher energy costs. These negative impacts on the gross profit margin were partially mitigated by improved selling prices and efficiencies in labor and other manufacturing costs resulting from the ongoing transformation initiatives. For fiscal 2004, gross profit was $372.9 million, or 16.9 percent of net sales, versus $345.6 million, or 18.0 percent of net sales, last year.

Selling, general and administrative (SG&A) expenses were $54.9 million, or 9.0 percent of net sales, for the fourth quarter of 2004 compared to $55.0 million, or 10.7 percent of net sales, for the same period a year ago. The decrease in SG&A expenses was primarily attributable to additional savings realized from the Company’s transformation initiatives, partially offset by approximately $2.4 million in negative foreign currency translation impact. Fiscal 2004 SG&A expenses declined to $218.8 million, or 9.9 percent of net sales, from $228.1 million, or 11.9 percent of net sales, for fiscal 2003. The results were impacted by the same factors (including negative foreign currency translation impact of $9.4 million) as the fourth quarter of 2004 comparison with the prior period.

Operating profit before restructuring charges and timberland gains increased 33 percent to $60.2 million for the fourth quarter of 2004 compared with $45.4 million for the fourth quarter of 2003. There were $14.3 million and $25.2 million of restructuring charges and $1.4 million and $1.1 million of timberland gains during the fourth quarter of 2004 and 2003, respectively. GAAP operating profit was $47.3 million for the fourth quarter of 2004 compared with GAAP operating profit of $21.3 million for the same period last year.

For fiscal 2004, operating profit, before restructuring charges of $54.1 million and timberland gains of $7.5 million, was $155.3 million compared to $120.5 million, before restructuring charges of $60.7 million and timberland gains of $5.6 million, last year. GAAP operating profit was $108.7 million and $65.4 million for fiscal 2004 and 2003, respectively.

During the fourth quarter of 2003, the Company included a 37 percent, or $0.7 million, deduction of CorrChoice’s net income related to its minority shareholders through September 30, 2003, when the Company’s ownership increased to 100 percent due to CorrChoice’s redemption of its minority shareholders’ outstanding shares. For all of fiscal 2003, there was a total deduction of $4.2 million. As a result of the September 30, 2003 share redemption, no such deduction was made in fiscal 2004.

Business Group Results

Industrial Packaging & Services

Net sales rose 22 percent to $447.6 million for the fourth quarter of 2004 from $367.3 million for the same period last year. Net sales increased 16 percent excluding the impact of foreign currency translation. Selling prices rose primarily in response to higher raw material costs, especially steel, and sales volumes were higher for steel and plastic drums.

Operating profit before restructuring charges rose to $41.4 million for the fourth quarter of 2004 from $25.3 million for the same period a year ago. Restructuring charges were $13.1 million for the fourth quarter of 2004 compared with $22.3 million a year ago. The Industrial Packaging & Services segment’s gross profit margin benefited from labor and other manufacturing efficiencies resulting from transformation initiatives, partially offset by higher raw material costs. SG&A expenses also reflect a portion of the savings from this segment’s transformation initiatives. GAAP operating profit was $28.3 million for the fourth quarter of 2004 compared with $3.0 million for the fourth quarter of 2003.

Net sales were $1.6 billion in fiscal 2004 versus $1.4 billion in fiscal 2003. Excluding the impact of foreign currency translation, net sales increased 10 percent compared to last year. Operating profit, before restructuring charges of $45.0 million, was $111.9 million in fiscal 2004 compared with operating profit, before restructuring charges of $47.9 million, of $69.8 million the prior year. GAAP operating profit was $67.0 million and $21.9 million for fiscal 2004 and 2003, respectively, and both years included significant restructuring charges.

Paper, Packaging & Services

Net sales rose 16 percent to $161.2 million for the fourth quarter of 2004 from $138.8 million for the same period last year due to generally improved selling prices and volumes for this segment’s products.

Operating profit before restructuring charges was $15.9 million for the fourth quarter of 2004 compared with $14.1 million the prior year. Restructuring charges were $1.2 million for the fourth quarter of 2004 versus $2.7 million a year ago. The increase in operating profit before restructuring charges was primarily due to improved selling prices and volumes, partially offset by a decline in gross profit margin resulting from higher raw material costs, particularly OCC, and higher energy costs in the containerboard operations. Lower SG&A expenses in the fourth quarter of 2004 compared with the same quarter last year also contributed to this improvement. GAAP operating profit was $14.7 million for the fourth quarter of 2004 compared with $11.4 million for the fourth quarter of 2003.

Net sales were $568.1 million in fiscal 2004 versus $503.7 million in fiscal 2003. Operating profit, before restructuring charges of $8.9 million, was $29.5 million in fiscal 2004 compared with operating profit, before restructuring charges of $12.5 million, of $30.4 million a year ago. GAAP operating profit was $20.5 million and $17.9 million for fiscal 2004 and 2003, respectively, and both years were affected by restructuring charges.

Timber

Timber net sales were $4.6 million for the fourth quarter of 2004 compared with $8.1 million for the same period last year. As a result of the lower planned sales volume, operating profit before restructuring charges and timberland gains was $3.0 million for the fourth quarter of 2004 compared to $6.0 million a year ago. Restructuring charges were insignificant for the fourth quarter of 2004 versus $0.2 million a year ago. Timberland gains were $1.4 million for the fourth quarter of 2004 and $1.1 million for the same period last year. GAAP operating profit was $4.3 million for the fourth quarter of 2004 compared with $6.9 million for the fourth quarter of 2003.

Timber sales were $20.4 million in fiscal 2004 versus $28.5 million in fiscal 2003. Operating profit, before restructuring charges of $0.2 million and timberland gains of $7.5 million, was $13.9 million in fiscal 2004 compared with operating profit, before restructuring charges of $0.4 million and timberland gains of $5.6 million, of $20.3 million last year. GAAP operating profit was $21.2 million and $25.5 million for fiscal 2004 and 2003, respectively.

Transformation Initiatives

The Company’s transformation initiatives continue to enhance long-term organic sales growth and productivity and achieve permanent cost reductions. The focus during fiscal 2003 was primarily on SG&A optimization, which has resulted in $60 million of cost savings realized in fiscal 2004.

In fiscal 2004, the focus was on becoming an even leaner, more market-focused / performance-driven company. This final phase of the transformation, which began in fiscal 2003, is expected to deliver additional annualized benefits of approximately $50 million, with about $15 million of those savings realized in fiscal 2004 and the remainder in fiscal 2005. The opportunities include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, coupled with further footprint consolidation. In addition, the Company has launched a strategic sourcing initiative to more effectively leverage its global spending and lay the foundation for a world-class sourcing and supply chain capability.

The transformation-related restructuring charges were $54.1 million in fiscal 2004. During fiscal 2005, only costs related to the transformation activities already begun during fiscal 2004 will be designated as restructuring charges. Approximately $15 million to $20 million of restructuring charges are anticipated in fiscal 2005.

Financing and Other Arrangements

To further reduce borrowing costs, the Company entered into an arrangement to sell certain accounts receivable of its European operations to a major international bank. As part of this arrangement, the Company sold $39 million of such accounts receivable in the fourth quarter of 2004 that have been removed from the balance sheet since they meet the applicable criteria of Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”

Total debt outstanding was $469 million at October 31, 2004 versus $662 million at October 31, 2003. Total debt to total capitalization was 42.4 percent at October 31, 2004, down from 53.6 percent at October 31, 2003.

Interest expense declined to $11.4 million for the fourth quarter of 2004 from $12.8 million for the same quarter last year. This reduction was primarily due to a 17 percent lower average monthly debt outstanding and lower average interest rates on the Company’s debt during the fourth quarter of 2004 compared to the fourth quarter of 2003. A $1.5 million charge related to the termination of two interest rate swap agreements during the fourth quarter of 2004 partially offset this decrease.

Capital Expenditures

Capital expenditures were $15.1 million, excluding timberland purchases of $1.1 million, for the fourth quarter of 2004 compared with capital expenditures of $25.2 million, excluding timberland purchases of $0.1 million, during the same period last year. For fiscal 2004, capital expenditures were $53.0 million, excluding timberland purchases of $9.8 million, which were approximately $40 million below the Company’s annual depreciation expense.

Company Outlook

Fiscal 2004 net income before restructuring charges and timberland gains primarily benefited from the Company’s transformation initiatives and positive contributions from the Company’s full ownership of CorrChoice being realized as planned. Ongoing annualized benefits from the transformation initiatives, which include incremental benefits to be realized in fiscal 2005, and improvement in fundamentals for the Paper, Packaging & Services segment are expected to result in improved earnings. It is further anticipated that these benefits will be partially offset by lower planned Timber segment results and other amounts. Based on these factors, management’s guidance, before restructuring charges and timberland gains, is $3.50 to $3.60 per Class A share for fiscal 2005.

Conference Call

The Company will host a conference call to discuss its fourth quarter of 2004 results on Thursday, December 9, 2004 at 10:00 a.m. ET at (800) 218-9073. For international callers, the number is (303) 262-2131.

The conference call will also be available through a live webcast, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s Web site approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company provides extensive expertise in steel, plastic, fibre, corrugated and multiwall containers for a wide range of industries. Greif also produces containerboard and manages timber properties in the United States. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company’s Web site at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic or business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers, and price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism, or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the frequency and volume of sales of the Company’s timber and timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended October 31, 2003. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended October 31,		Year ended October 31,
	2004	2003	2004	2003
Net sales	$613,419	$514,201	$2,209,282	$1,916,441
Cost of products sold	499,173	415,664	1,836,432	1,570,891

Gross profit	114,246	98,537	372,850	345,550

Selling, general and administrative expenses	54,946	54,997	218,821	228,120
Restructuring charges	14,257	25,175	54,118	60,743
Gain on sale of assets	2,274	2,917	8,795	8,669

Operating profit	47,317	21,282	108,706	65,356

Interest expense, net	11,416	12,812	45,264	52,834
Other income (expense), net	(880)	747	328	1,293

Income before income tax expense and equity in earnings of affiliates and minority interests	35,021	9,217	63,770	13,815

Income tax expense	7,287	2,784	15,624	4,255
Equity in earnings of affiliates and minority interests	83	(1,039)	(377)	(4,886)

Income before cumulative effect of change in accounting principle	27,817	5,394	47,769	4,674

Cumulative effect of change in accounting principle	—	—	—	4,822

Net income	$27,817	$5,394	$47,769	$9,496

Basic earnings per share:
Class A Common Stock (before cumulative effect)	$0.98	$0.19	$1.69	$0.17
Class A Common Stock (after cumulative effect)	$0.98	$0.19	$1.69	$0.34
Class B Common Stock (before cumulative effect)	$1.46	$0.29	$2.53	$0.24
Class B Common Stock (after cumulative effect)	$1.46	$0.29	$2.53	$0.50

Diluted earnings per share:
Class A Common Stock (before cumulative effect)	$0.95	$0.19	$1.66	$0.17
Class A Common Stock (after cumulative effect)	$0.95	$0.19	$1.66	$0.34
Class B Common Stock (before cumulative effect)	$1.46	$0.29	$2.53	$0.24
Class B Common Stock (after cumulative effect)	$1.46	$0.29	$2.53	$0.50

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended October 31,		Year ended October 31,
	2004	2003	2004	2003
Net sales
Industrial Packaging & Services	$447,623	$367,309	$1,620,790	$1,384,243
Paper, Packaging & Services	161,178	138,779	568,136	503,731
Timber	4,618	8,113	20,356	28,467

Total	$613,419	$514,201	$2,209,282	$1,916,441

Operating profit
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$41,366	$25,263	$111,949	$69,817
Paper, Packaging & Services	15,896	14,131	29,473	30,411
Timber	2,960	5,964	13,888	20,294

Operating profit before restructuring charges and timberland gains	60,222	45,358	155,310	120,522

Restructuring charges:
Industrial Packaging & Services	13,056	22,277	44,975	47,924
Paper, Packaging & Services	1,179	2,713	8,936	12,469
Timber	22	185	207	350

Restructuring charges	14,257	25,175	54,118	60,743

Timberland gains:
Timber	1,352	1,099	7,514	5,577

Total	$47,317	$21,282	$108,706	$65,356

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$15,346	$16,564	$63,898	$63,635
Paper, Packaging & Services	6,900	8,785	33,082	34,633
Timber	514	559	2,914	1,991

Total	$22,760	$25,908	$99,894	$100,259

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended October 31,		Year ended October 31,
	2004	2003	2004	2003
Net sales
North America	$351,217	$308,295	$1,252,062	$1,150,934
Europe	175,557	137,097	646,839	522,090
Other	86,645	68,809	310,381	243,417

Total	$613,419	$514,201	$2,209,282	$1,916,441

Operating profit
Operating profit before restructuring charges and timberland gains:
North America	$35,098	$31,284	$78,127	$70,661
Europe	15,878	8,260	47,742	32,252
Other	9,246	5,814	29,441	17,609

Operating profit before restructuring charges and timberland gains	60,222	45,358	155,310	120,522
Restructuring charges	14,257	25,175	54,118	60,743
Timberland gains	1,352	1,099	7,514	5,577

Total	$47,317	$21,282	$108,706	$65,356

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in thousands)

	October 31, 2004	October 31, 2003
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$38,109	$49,767
Trade accounts receivable	307,750	294,957
Inventories	191,457	167,157
Other current assets	75,366	71,576

	612,682	583,457

LONG-TERM ASSETS
Goodwill	237,803	252,309
Intangible assets	27,524	30,654
Other long-term assets	73,361	52,416

	338,688	335,379

PROPERTIES, PLANTS AND EQUIPMENT	880,682	912,375

	$1,832,052	$1,831,211

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$281,265	$158,333
Short-term borrowings	11,621	15,605
Current portion of long-term debt	—	3,000
Other current liabilities	144,332	135,380

	437,218	312,318

LONG-TERM LIABILITIES
Long-term debt	457,415	643,067
Other long-term liabilities	296,158	301,376

	753,573	944,443

MINORITY INTEREST	1,725	1,886

SHAREHOLDERS’ EQUITY	639,536	572,564

	$1,832,052	$1,831,211

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended October 31, 2004			Quarter ended October 31, 2003
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$47,317			$21,282
Restructuring charges	14,257			25,175
Timberland gains	(1,352)			(1,099)

Non-GAAP – operating profit before restructuring charges and timberland gains	$60,222			$45,358

GAAP – net income	$27,817	$0.95	$1.46	$5,394	$0.19	$0.29
Restructuring charges, net of tax	11,291	0.39	0.60	17,572	0.63	0.94
Timberland gains, net of tax	(1,071)	(0.04)	(0.06)	(767)	(0.03)	(0.04)

Non-GAAP – net income before restructuring charges and timberland gains	$38,037	$1.30	$2.00	$22,199	$0.79	$1.19

	Year ended October 31, 2004			Year ended October 31, 2003
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$108,706			$65,356
Restructuring charges	54,118			60,743
Timberland gains	(7,514)			(5,577)

Non-GAAP – operating profit before restructuring charges and timberland gains	$155,310			$120,522

GAAP – net income	$47,769	$1.66	$2.53	$9,496	$0.34	$0.50
Restructuring charges, net of tax	40,859	1.42	2.16	42,034	1.49	2.25
Timberland gains, net of tax	(5,673)	(0.20)	(0.30)	(3,859)	(0.13)	(0.21)
Cumulative effect of change in accounting principle	—	—	—	(4,822)	(0.17)	(0.26)

Non-GAAP – net income before restructuring charges, timberland gains and cumulative effect of change in accounting principle	$82,955	$2.88	$4.39	$42,849	$1.53	$2.28

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Quarter ended October 31,		Year ended October 31,
	2004	2003	2004	2003
Industrial Packaging & Services
GAAP – operating profit	$28,310	$2,986	$66,974	$21,893
Restructuring charges	13,056	22,277	44,975	47,924

Non-GAAP – operating profit before restructuring charges	$41,366	$25,263	$111,949	$69,817

Paper, Packaging & Services
GAAP – operating profit	$14,717	$11,418	$20,537	$17,942
Restructuring charges	1,179	2,713	8,936	12,469

Non-GAAP – operating profit before restructuring charges	$15,896	$14,131	$29,473	$30,411

Timber
GAAP – operating profit	$4,290	$6,878	$21,195	$25,521
Restructuring charges	22	185	207	350
Timberland gains	(1,352)	(1,099)	(7,514)	(5,577)

Non-GAAP – operating profit before restructuring charges and timberland gains	$2,960	$5,964	$13,888	$20,294